Exhibit 10.23

EXECUTIVE VERSION

FI N° 84413
Serapis N° 2015-0010

COLLAGEN TECHNOLOGIES (MGF)

Finance Contract

between the

European Investment Bank

and

lnnocoll Pharmaceuticals Limited

and

lnnocoll AG

……………. 2015

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INTERPRETATION AND DEFINITIONS		5

ARTICLE 1		14

1.01	Amount of Credit	14
1.02	Disbursement procedure	14
1.03	Currency of disbursement	15
1.04	Conditions of disbursement	15
1.05	[Not used]	17
1.06	Cancellation and suspension	17
1.07	Cancellation after expiry of the Credit	18
1.08	Sums due under Article 1	18

ARTICLE 2		18

2.01	Amount of Loan	18
2.02	Currency of repayment, return and other charges	18

ARTICLE 3		18

3.01	Rate of return	18
3.02	Interest on overdue sums	18

ARTICLE 4		19

4.01	Normal repayment	19
4.02	Voluntary prepayment	19
4.03	Compulsory prepayment	20
4.04	General	22

ARTICLE 5		22

5.01	Day count convention	22
5.02	Time and place of payment	22
5.03	No set-off by the Borrower	23
5.04	Disruption to Payment Systems	23
5.05	Application of sums received	23

ARTICLE 6		24

6.01	Use of Loan and availability of other funds	24
6.02	Completion of Project	24
6.03	Increased cost of Project	24
6.04	Procurement procedure	24
6.05	Continuing Project undertakings	24
6.06	Disposal of assets	25
6.07	Compliance with laws; Hedging	26
6.08	Change in business	26
6.09	Merger	26
6.10		26
6.11	Books and records	27
6.12	Not used	27
6.13	Acquisitions	27
6.14	Indebtedness	27
6.15	Guarantees	27

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6.16	Permitted Payments	27
6.17	Intellectual Property Rights	28
6.18	Maintenance of Status	28
6.19	Illicit origin	28
6.20	General Representations and Warranties	28

ARTICLE 7		31

7.01	Guarantee	31
7.02	Negative pledge	31
7.03	Pari passu ranking	33
7.04	Clauses by inclusion	33

ARTICLE 8		33

8.01	Information concerning the Project	33
8.02	Information concerning the Borrower	34
8.03	Visits by the Bank	35

ARTICLE 9		36

9.01	Taxes, duties and fees	36
9.02	Other charges	36
9.03	Increased costs, indemnity and set-off	36

ARTICLE 10		37

10.01	Right to demand repayment	37
10.02	Other rights at law	38
10.03	Indemnity	38
10.04	Non-Waiver	39

ARTICLE 11		39

11.01	Governing Law	39
11.02	Jurisdiction	39
11.03	Agent of Service	39
11.04	Place of performance	39
11.05	Evidence of sums due	40
11.06	Third party rights	40
11.07	Entire Agreement	40
11.08	Invalidity	40
11.09	Amendments	40
11.10	Counterparts	40

ARTICLE 12		40

12.01	Notices to either party	40
12.02	Form of notice	41
12.03	Recitals, Schedules and Annexes	41

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THIS CONTRACT IS MADE BETWEEN:

The European Investment Bank having its seat at 100 boulevard Konrad Adenauer, L-2950 Luxembourg, represented by Nicholas Jennett and Stefan Becker	(the “Bank” or the “Lender”)

and

lnnocoll Pharmaceuticals Limited, a company incorporated in Ireland, having its registered office at 9, Block D, Monksland Business Park, Monksland, Athlone, Co. Roscommon, Ireland	(“Borrower”)

and

lnnocoll AG, a company incorporated in Germany, having its registered office at Donaustraße 24, 93342 Saal/Donau, Germany, acting through its Irish branch at 9, Block D, Monksland Business Park, Monksland, Athlone, Co. Roscommon, Ireland	(the “Guarantor”)

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WHEREAS:

(1)	The Borrower has stated that it is undertaking research projects in respect of collagen-based pharmaceutical products as more particularly described in the technical description (the “Technical Description”) set out in Schedule A (the “Project”).

(2)	The total cost of the Project, as estimated by the Bank, is EUR 50,000,000

(3)	In order to fulfil the financing plan set out in Recital (2), the Borrower has requested from the Bank a credit of EUR 25,000,000 (twenty five million euros) principal.

(4)	The Bank considering that the financing of the Project falls within the scope of its functions, and having regard to the statements and facts cited in these Recitals, has decided to give effect to the Borrower’s request providing to it a credit in an amount of EUR 25,000,000 (twenty five million euros) principal under this Finance Contract (the “Contract”); provided that the amount of the Bank loan shall not, in any case, exceed 50% (fifty per cent) of the total cost of the Project set out in Recital (2).

(5)	The Board of Directors of the Borrower has authorised the borrowing of the sum of EUR 25,000,000 (twenty five million euros) represented by this credit on the terms and conditions set out in this Contract in the form set out in Annex I

(6)	The financial obligations of the Borrower under this Contract are to be guaranteed by lnnocoll AG (the “Guarantor”) under a guarantee and indemnity (the “Guarantee”) by execution of a guarantee and indemnity agreement in the form approved by the Bank (the “Guarantee Agreement”).

(7)	The Credit falls under a joint initiative between the Bank and the European Commission, which is intended as a new Bank financing instrument, to finance inter alia research projects and research infrastructure under the Horizon 2020 framework programme of the European Union for Research and Technological Development (2014-2020).

(8)	The statute of the Bank provides that the Bank shall ensure that its funds are used as rationally as possible in the interests of the European Union; and, accordingly, the terms and conditions of the Bank’s loan operations must be consistent with relevant policies of the European Union.

(9)	The Bank considers that access to information plays an essential role in the reduction of environmental and social risks, including human rights violations, linked to the projects it finances and has therefore established its Transparency policy, the purpose of which is to enhance the accountability of the EIB Group towards its stakeholders and the citizens of the European Union in general.

(10)	The processing of personal data shall be carried out by the Bank in accordance with applicable European Union legislation on the protection of individuals with regard to the processing of personal data by the European Union institutions and bodies and on the free movement of such data.

NOW THEREFORE it is hereby agreed as follows:

INTERPRETATION AND DEFINITIONS

(a)	Interpretation

In this Contract:

(i)	References to Articles, Recitals, Schedules and Annexes are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and annexes to this Contract.

(ii)	References to a provision of law are references to that provision as amended or re-enacted.

(iii)	References to any other agreement or instrument are references to that other agreement or instrument as amended, novated, supplemented, extended or restated.

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(b)	Definitions

In this Contract:

“Acceptance Deadline” for a notice means:

(a)	16h00 Luxembourg time on the day of delivery, if the notice is delivered by 14h00 Luxembourg time on a Business Day; or

(b)	11h00 Luxembourg time on the next following day which is a Business Day, if the notice is delivered after 14h00 Luxembourg time on any such day or is delivered on a day which is not a Business Day.

“Accepted Tranche” means a Tranche in respect of a Disbursement Offer which has been duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline.

“Accounting Reference Date” means 31 December.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Authorisation” means an authorisation, permit, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Business Acquisitions” means the acquisition of a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company.

“Business Plan” means the Group consolidated business plan, as set out in Schedule G.

“Business Day” means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in Luxembourg.

“Calculation Date” means, with respect to a Tranche, (i) each anniversary of the Scheduled Disbursement Date in relation to that Tranche until the Maturity Date in relation to that Tranche and (ii) the Maturity Date in relation to that Tranche, save that, in case any such date is not a Relevant Business Day, it means, the following Relevant Business Day, without adjustment to the return due under Article 3.01, except for a Calculation Date which is also a Maturity Date, when the preceding Relevant Business Day shall apply instead to the repayment of principal and to the final return payment and only in this case, with adjustment to the return due under Article 3.01

“Calculation Period” means each period from one Calculation Date to the next relevant Calculation Date.

“CAPEX” means any expenditure or obligation in respect of expenditure (other than expenditure or obligations in respect of Business Acquisitions) which, in accordance with IFRS, is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Finance Lease).

“Change-of-Control Event” has the meaning given to it in Article 4.03A(2).

“Change-of-Law Event” has the meaning given to it in Article 4.03A(4).

“Compliance Certificate” means a certificate substantially in the form set out in Schedule E.2.

“Contract” has the meaning given to it in Recital (4).

“Credit” has the meaning given to it in Article 1.01.

“Criminal offence” means any of the following criminal offences as applicable: fraud, corruption, coercion, collusion, obstruction, money laundering, financing of terrorism.

“Disbursement Acceptance” means a copy of the Disbursement Offer duly countersigned by the Borrower.

“Disbursement Acceptance Deadline” means the date and time of expiry of a Disbursement Offer as specified therein.

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“Disbursement Date” means the date on which actual disbursement of a Tranche is made by the Bank.

“Disbursement Offer” means a letter substantially in the form set out in Schedule C.1.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Contract; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either the Bank or the Borrower, preventing that party:

(i)	from performing its payment obligations under this Contract; or

(ii)	from communicating with other parties in accordance with the terms of this Contract,

and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of, the party whose operations are disrupted.

“EBITDA” means, in respect of any Relevant Period, the consolidated operating profit of the Group or the Borrower (as applicable) before taxation (excluding the results from discontinued operations):

(a)	before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) or the Borrower (as applicable) in respect of that Relevant Period;

(b)	not including any accrued interest owing to any member of the Group or the Borrower (as applicable);

(c)	after adding back any amount attributable to the amortisation or depreciation of assets of members of the Group or the Borrower (as applicable);

(d)	before taking into account any Exceptional Items;

(e)	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group or the Borrower (as applicable) which is attributable to minority interests;

(f)	plus or minus the Group’s or the Borrower’s (as applicable) share of the profits or losses (after finance costs and tax) of Non-Group Entities;

(g)	before taking into account any unrealised gains or losses on any financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis); and

(h)	before taking into account any gain arising from an upward revaluation of any other asset,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group or the Borrower (as applicable) before taxation.

“Environment” means the following, in so far as they affect human health and social well-being:

(a)	fauna and flora;

(b)	soil, water, air, climate and the landscape; and

(c)	cultural heritage and the built environment,

and includes, without limitation, occupational and community health and safety.

“Environmental Approval” means any Authorisation required by Environmental Law.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means:

(a)	European Union law, including principles and standards;

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(b)	laws and regulations; and

(c)	applicable international treaties,

of which a principal objective is the preservation, protection or improvement of the Environment.

“EURIBOR” has the meaning given to it in Schedule B.

“EUR” or “euro” means the lawful currency of the Member States of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.

“Event of Default” means any of the circumstances, events or occurrences specified in Article 10.01.

“Exceptional Items” means any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment;

(c)	disposals of assets associated with discontinued operations; and

(d)	any other examples of “exceptional items” (as such term has the meaning attributed to it in IFRS).

“Final Availability Date” means:

(a)	in respect of any Tranche which, if disbursed, would not cause the total amount of Tranches disbursed (whether or not they remain outstanding) to exceed EUR 15,000,000, the date falling 15 months after the date of this Contract; and

(b)	in respect of any Tranche which, if disbursed, would cause the total amount of Tranches disbursed (whether or not they remain outstanding) to exceed EUR 15,000,000, the date falling 18 months after the date of this Contract.

“Finance Documents” means:

(a)	this Contract;

(b)	the Guarantee Agreement;

(c)	the Security Documents; and

(d)	any other document the parties agree to designate a Finance Document.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on the Accounting Reference Date.

“Floating Charge” means a floating charge, in form and substance satisfactory to the Bank, over all of the assets of the Borrower granted by the Borrower in favour of the Bank.

“GAAP” means:

(a)	in relation to the Borrower, generally accepted accounting principles in Ireland, including IFRS; and

(b)	in relation to the Guarantor (if applicable), generally accepted accounting principles in Germany, including IFRS

“Group” means the Guarantor, the Borrower and each of their respective Subsidiaries.

“Guarantee” has the meaning given to it in Recital (6).

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“Guarantee Agreement” has the meaning given to it in Recital (6).

“Guarantor” has the meaning given to it in Recital (6).

“Hedging Policy” means any derivative transaction by a member of the Group to hedge actual or projected exposure arising in the ordinary course of trading or any derivative instrument of a member of the Group which is accounted for on a hedge accounting basis and does not include any derivative transaction and/or instrument for speculative purposes.

“Holding Company” means, in relation to a person, any other person in respect of which the first person is a Subsidiary.

“IFRS” means international accounting standards within the meaning of lAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indebtedness” means any:

(a)	obligations for borrowed money;

(b)	indebtedness under any acceptance credit;

(c)	indebtedness under any bond, debenture, note or similar instrument;

(d)	instrument under any bill of exchange;

(e)	indebtedness in respect of any interest rate or currency swap or forward currency sale or purchase or other form of interest or currency hedging transaction (including without limit caps, collars and floors);

(f)	indebtedness under any finance lease;

(g)	indebtedness (actual or contingent) under any guarantee, bond security, indemnity or other agreement;

(h)	indebtedness (actual or contingent) under any instrument entered into for the purpose of raising finance;

(i)	indebtedness in respect of a liability to reimburse a purchaser of any receivables sold or discounted in the event that any amount of those receivables is not paid;

(j)	indebtedness arising under a securitisation; or

(k)	other transaction which has the commercial effect of borrowing.

“lndemnifiable Prepayment Event” means a Prepayment Event other than as specified in paragraphs 4.03A(3) (Pari passu to non-EIB financing) and 4.03A(5) (Illegality).

“Intellectual Property Rights” means, including without limitation, intellectual property of every designation (including patents, utility patents, copyrights, design rights, trademarks, service marks and know how) whether capable of registration or not.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court, and the limitations on enforcement imposed by laws relating to insolvency, reorganisation, and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

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(d)	any other general principles of law which are set out as qualifications or reservations to any of the legal opinions delivered pursuant to Article 1.04.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Loan” means the aggregate amount of Tranches disbursed from time to time by the Bank under this Contract.

“Market Disruption Event” means any of the following circumstances:

(a)	there are, in the reasonable opinion of the Bank, events or circumstances adversely affecting the Bank’s access to its sources of funding;

(b)	in the opinion of the Bank, funds are not available from its ordinary sources of funding in order to adequately fund a Tranche in the relevant currency and/or for the relevant maturity and/or in relation to the reimbursement profile of such Tranche.

“Material Adverse Change” means, any event or change of condition, which, in the reasonable opinion of the Bank has a material adverse effect on:

(a)	the ability of the Borrower or the Guarantor to perform its obligations under the Finance Documents;

(b)	the business, operations, property, condition (financial or otherwise) or prospects of the Borrower, the Guarantor or the Group as a whole; or

(c)	the validity or enforceability of, or the effectiveness or ranking of, or the value of any security granted to the Bank, or the rights or remedies of the Bank under the Finance Documents provided that if the conditions for drawing the any Tranche set out in Article 1.04B are not met, it is not in and of itself a Material Adverse Change.

“Maturity Date” means the sole repayment of a Tranche specified in respect of that Tranche pursuant to Article 4.01A.

“Non-Group Entity” means any investment or entity (which is not itself a member of the Group (including associates and Joint Ventures)) in which any member of the Group has an ownership interest.

“Permitted Acquisition” means an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances permitted by Article 6.06.

“Permitted Disposal” means any act effecting a sale, transfer, lease or other disposal (other than a sale, transfer, lease or other disposal of the XaraColl, Cogenzia or CollaGUARD Intellectual Property Rights which is permitted only as covered by paragraph (e) below):

(a)	related to the sale of finished products and/or services made on arm’s length terms in the ordinary course of business of a Borrower or other member of the Group;

(b)	by one member of the Group to another member of the Group;

(c)	for cash in an amount reflecting or exceeding the fair market value of such assets, which is reinvested in assets of comparable or superior type, value and quality;

(d)	made in exchange for other assets comparable or superior as to type, value and quality;

(e)	constituted by a licence of Intellectual Property Rights on an arm’s length basis to a third party;

(f)	made in relation to non-material assets which have depreciated to less than 25% (twenty five per cent) of their initial value or which are obsolete; and

(g)	of assets for cash where the higher of the book value and net consideration in aggregate does not exceed EUR 500,000 in total at all times during the life of the Credit,

“Permitted Guarantees” means guarantees issued by any member of the Group under or in connection with:

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(a)	under the Guarantee Agreement;

(b)	under any negotiable instruments issued in the ordinary course of trade;

(c)	in connection with any performance bond issued in the ordinary course of trade;

(d)	in connection with any Permitted Indebtedness; or

(e)	issued by one member of the Group in respect of the obligations of another member of the Group.

“Permitted Indebtedness” means Indebtedness of the Borrower and/or members of the Group incurred:

(a)	in the ordinary course of trading by members of the Group;

(b)	under this Contract;

(c)	under any finance or capital leases of equipment related to expansion of manufacturing facilities in line with the Business Plan, if the aggregate liability in respect of the equipment leased does not at any time exceed EUR 2,000,000 (two million euros)(or its equivalent in another currency or currencies);

(d)	under any hedging or derivative transactions entered into in accordance with the Hedging Policy;

(e)	under a Permitted Guarantee;

(f)	under any overdrafts made available to the Group provided that the aggregate amount of the Indebtedness in respect of such arrangements for the Group does not exceed EUR 500,000 (or its equivalent in other currencies) in aggregate at any time;

(g)	arising under any loan made by a member of the Group to another member of the Group; or

(h)	any other Indebtedness incurred with the prior written consent of the Bank.

“Permitted Merger” means any amalgamation, demerger, merger or corporate reconstruction which does not result in a Material Adverse Change and which is on a solvent basis, and where:

(a)	only members of the Group are involved;

(b)	the resulting entity will not be incorporated or located in a country which is in a jurisdiction that is blacklisted by any Lead Organisation in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time; or

(c)	the Borrower is involved, (i) the rights and obligations of the Borrower under this Contract will remain with the Borrower, (ii) the surviving entity would be the Borrower and the statutory seat of the Borrower would not as a result of such merger be transferred to a different jurisdiction, (iii) the merger will not have an effect on the validity, legality or enforceability of the Borrower’s obligations under this Contract; and (iv) all of the business and assets of the Borrower are retained by them.

“Permitted Payments” means

(a)	shares purchased from former employees, former managers or former directors, provided that such shares were awarded under a share programme of the Borrower or the Guarantor;

(b)	dividends of any member of the Group distributed, or repayments of intercompany loans, to the Guarantor or any of its Subsidiaries; or

(c)	subject to applicable mandatory corporate law and other mandatory regulatory restrictions that would restrict the distribution of cash or profits, dividends payments or share repurchases by a Borrower or other Group members, provided that no default has occurred and is continuing and to the extent that any such dividends or repurchases do not exceed 10% (ten per cent) of the net earnings as reported in the annual, audited, consolidated accounts for the preceding Financial Year, in each case without double counting.

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“Prepayment Amount” means the amount of a Tranche to be prepaid by the Borrower in accordance with Article 4.02A which shall be in a minimum principal amount (not including capitalised return under Article 3.01) of EUR 5,000,000.

“Prepayment Date” means any date as notified by the Borrower pursuant to Article 4.02A on which the Borrower proposes to effect prepayment of a Prepayment Amount.

“Prepayment Event” means any of the events described in Article 4.03A.

“Prepayment Indemnity” means in respect of any principal amount under a Tranche (and for the avoidance of doubt such amount shall not include any capitalised return under Article 3.01), to be prepaid or cancelled, an amount equal to:

(a)	where the prepayment or cancellation is made or required to be made at any time from the date of this agreement until the anniversary of the Disbursement Date in respect of that Tranche, 1%;

(b)	where the prepayment or cancellation is made or required to be made at any time from (and excluding) the first anniversary until the second anniversary of the Disbursement Date in respect of that Tranche, 0.75%;

(c)	where the prepayment or cancellation is made or required to be made at any time from (and excluding) the second anniversary until the third anniversary of the Disbursement Date in respect of that Tranche, 0.5%;

(d)	where the prepayment or cancellation is made or required to be made at any time from (and excluding) the third anniversary until the fourth anniversary of the Disbursement Date in respect of that Tranche, 0.25%; and

(e)	where the prepayment or cancellation is made or required to be made at any time from (and excluding) the fourth anniversary, 0%,

of such principal amount to be prepaid or cancelled.

“Prepayment Notice” means a written notice from the Bank to the Borrower in accordance with Article 4.02C.

“Prepayment Request” means a written request from the Borrower to the Bank to prepay all or part of the Loan, in accordance with Article 4.02A.

“Project” has the meaning given to it in Recital (1).

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December from the date of this Contract until the Maturity Date.

“Rate of Return” means an annual rate of 12% (being the rate which EIB requires in order to achieve its required internal rate of return on the Tranches).

“Relevant Business Day” means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007 (TARGET2) is open for the settlement of payments in EUR.

“Relevant Interbank Rate” means EURIBOR.

“Relevant Period” means each period of twelve months ending on or about the last day of the Financial Year and each period of twelve months ending on or about the last day of the second Financial Quarter of a Financial Year.

“Scheduled Disbursement Date” means the date on which a Tranche is scheduled to be disbursed in accordance with Article 1.02B.

“Security” means any mortgage, pledge, lien, charge, assignment, hypothecation, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

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“Security Documents” means:

(a)	the Share Charge; and

(b)	the Floating Charge.

“Share Charge” means the fixed charge, in form and substance satisfactory to the Bank, over all the shares in the Borrower granted by the Guarantor in favour of the Bank.

“Subsidiary” means an entity of which a Borrower has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership and “control” for this purpose means the power to direct the management and the policies of the entity, whether through the ownership of voting capital, by contract or otherwise.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Technical Description” has the meaning given to it in Recital (1).

“Total Assets” means the total consolidated assets of the Group, as shown in the Guarantor’s latest consolidated financial statements.

“Tranche” means each disbursement made or to be made under this Contract. In case no Disbursement Acceptance has been received, Tranche shall mean a Tranche as offered under Article 1.02B.

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ARTICLE 1

Credit and Disbursements

1.01	Amount of Credit

By this Contract the Bank establishes in favour of the Borrower, and the Borrower accepts, a credit in an amount of EUR 25,000,000 (twenty five million euros) for the financing of the Project (the “Credit”).

1.02	Disbursement procedure

1.02A	Tranches

The Bank shall disburse the Credit in Euros in up to 5 Tranches. The amount of each Tranche shall be a minimum of EUR 5,000,000 (five million euros) and shall be in integral multiples of EUR 5,000,000 (five million euros).

1.02B	Disbursement Offer

Upon request by the Borrower, provided that no Market Disruption Event has occurred and is continuing and provided that the conditions in Article 1.04 (other than Article 1.04C(a)) relevant to the applicable Tranche are satisfied, the Bank shall send to the Borrower that requested disbursements a Disbursement Offer for the disbursement of a Tranche. The latest time for receipt by a Borrower of a Disbursement Offer is 15 (fifteen) days before the Final Availability Date. The Disbursement Offer shall specify:

(a)	the currency and amount of the Tranche;

(b)	the Scheduled Disbursement Date, which shall be a Relevant Business Day, falling between 15 (fifteen) and 30 days after the date of the Disbursement Offer and on or before the Final Availability Date;

(c)	the first Calculation Date for the Tranche;

(d)	the Maturity Date for the Tranche (being a date falling not less than 3 or more than 5 years from the Scheduled Disbursement Date, as requested by the Borrower in its request);

(e)	the Disbursement Acceptance Deadline; and

(f)	the expected repayment amount at the Maturity Date.

1.02C	Disbursement Acceptance

A Borrower may accept a Disbursement Offer by delivering a Disbursement Acceptance to the Bank no later than the Disbursement Acceptance Deadline. The Disbursement Acceptance shall be accompanied by evidence of the authority of the person or persons authorised to sign the Disbursement Acceptance and the specimen signature of such person or persons.

If a Disbursement Offer is duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline, the Bank shall make the Accepted Tranche available to that Borrower in accordance with the relevant Disbursement Offer and subject to the terms and conditions of this Contract.

A Borrower shall be deemed to have refused any Disbursement Offer which has not been duly accepted in accordance with its terms on or before the Disbursement Acceptance Deadline.

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1.02D	Disbursement Account

Disbursement shall be made to such account of the Borrower which requested that disbursement as that Borrower shall notify in writing to the Bank not later than 15 (fifteen) days before the Scheduled Disbursement Date (with IBAN code or with the appropriate format in line with local banking practice).

Only one account may be specified for that Borrower for each Tranche.

1.03	Currency of disbursement

The Bank shall disburse each Tranche in EUR.

1.04	Conditions of disbursement

1.04A	First Tranche

The disbursement of the first Tranche under Article 1.02 is conditional upon receipt by the Bank, in form and substance satisfactory to it, on or before the date falling 5 (five) Business Days before the Scheduled Disbursement Date, of the following documents or evidence:

(a)	a certified copy of the resolution of the board of directors of the Borrower duly authorising the execution of this Contract and duly authorising the person or persons signing this Contract on behalf of the respective Borrower together with the specimen signature of each such person or persons;

(b)	a certified copy of the resolution of the board of directors of the Guarantor duly authorising the execution of the Guarantee Agreement and duly authorising the person or persons signing the Guarantee Agreement on behalf of the Guarantor together with the specimen signature of each such person or persons;

(c)	evidence that the Borrower has obtained all necessary Authorisations required in connection with the Finance Documents and the Project;

(d)	evidence that this Contract has been executed by the Borrower;

(e)	the duly executed Guarantee Agreement in the form approved by the Bank;

(f)	the duly executed Security Documents;

(g)	a legal opinion of Norton Rose Fulbright LLP, legal advisers to the Bank on the legality, validity and enforceability of this Contract and the Guarantee Agreement;

(h)	a legal opinion of A&L Goodbody, legal adviser to the Bank on Irish law, addressed to the Bank in form and substance satisfactory to the Bank, on the valid existence of the Borrower and the authority and capacity of the Borrower to enter into the Finance Documents (as applicable) and on the due execution and choice of law of the Finance Documents (as applicable);

(i)	a legal opinion of Norton Rose Fulbright LLP, legal adviser to the Bank on German law, addressed to the Bank in form and substance satisfactory to the Bank, on the valid existence of the Guarantor and Syntacoll GmbH, the authority and capacity of the Guarantor and Syntacoll GmbH to enter into the Finance Documents (as applicable) and on the due execution and choice of law of the Finance Documents (as applicable);

(j)	a copy of the latest audited financial statements of the Guarantor and the latest unaudited financial statements of the Borrower;

(k)	a copy of the constitutional documents of the Borrower and the Guarantor and evidence in form and substance satisfactory to the Bank that the constitutional documents of the

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Borrower have been amended to dis-apply (i) the company’s lien over the shares in the Borrower and (ii) the directors’ discretion to refuse to register any transfer of the shares in the Borrower, in each case in relation to the Security created under the Share Charge and the enforcement of that Security;

(l)	the Group structure chart showing the Group as of the date of this Contract;

(m)	a certificate of an authorised signatory of the Borrower and the Guarantor certifying that each copy document relating to it specified in this Article 1.04A is correct, complete and in full force and effect as at a date no earlier than the date of this Contract;

(n)	a schedule setting out the insurance policies of the Group;

(o)	evidence of appointment of the Borrower’s and the Guarantor’s agent of service;

(p)	a Compliance Certificate;

(q)	evidence of payment of all the fees and expenses as required under the Finance Documents; and

(r)	a copy of any other document, authorisation, opinion or assurance which the Bank considers to be necessary (if it has notified the Borrower and the Guarantor accordingly) in connection with the entry into and performance of this Contract.

1.04B	Tranches above EUR 15,000,000

The disbursement of the first Tranche or Tranches under Article 1.02, which would cause the total amount of Tranches disbursed (whether or not they remain outstanding) to exceed EUR 15,000,000, is conditional upon receipt by the Bank, in form and substance satisfactory to it, on or before the date falling 5 Business Days before the Scheduled Disbursement Date, of:

(a)	data, certified by the management board of the Guarantor, confirming to the satisfaction of the Bank that the primary clinical endpoints for either Cogenzia or XaraColl Phase Ill trials have been achieved and therefore it can be concluded that the Phase Ill clinical trial has successfully been completed.

1.04C	All Tranches

The disbursement of each Tranche under Article 1.02 is subject to the following conditions:

(a)	that the Bank has received, in form and substance satisfactory to it, on or before the date falling 5 (five) Business Days before the Scheduled Disbursement Date for the proposed Tranche, of the following documents or evidence:

(i)	a certificate from the Borrower in the form of Schedule E.1, signed by an authorised representative of the Borrower and dated no earlier than the date falling 10 (ten) days before the Scheduled Disbursement Date; and

(ii)	evidence of the Guarantor’s consent (executed by the management board of the Guarantor) to the Borrower’s acceptance of the Disbursement Offer; and

(iii)	a copy of any other authorisation or other document, opinion or assurance which the Bank has notified the Borrower is necessary in connection with the entry into and performance of, and the transactions contemplated by, this Contract or the security provided in respect of this Contract or the validity and enforceability of the same; and

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(b)	that on the Disbursement Date for the proposed Tranche:

(i)	the representations and warranties which are repeated pursuant to Article 6.20 are correct in all respects;

(ii)	no event or circumstance has occurred and is continuing which constitutes or would with the expiry of a grace period and/or the giving of notice under this Contract constitute:

(aa)	an Event of Default; or

(bb)	a Prepayment Event,

or would, in each case, result from the disbursement of the proposed Tranche; and

(iii)	no Market Disruption Event has occurred and is continuing.

1.05	[Not used]

1.06	Cancellation and suspension

1.06A	Borrower’s right to cancel

The Borrower may at any time by notice in writing to the Bank cancel, in whole or in part and with immediate effect, the undisbursed portion of the Credit. However, the notice shall have no effect in respect of an Accepted Tranche which has a Scheduled Disbursement Date falling within 5 (five) Business Days of the date of the notice.

1.06B	Bank’s right to cancel

(a)	The Bank may, by notice in writing to the Borrower, cancel the undisbursed portion of the Credit in whole or in part, which includes for the avoidance of doubt an Accepted Tranche, at any time and with immediate effect:

(i)	upon the occurrence of a Prepayment Event other than pursuant to Article 4.03A(1) or an Event of Default; or

(ii)	by an amount equal to the amount by which it is entitled to cancel the Credit pursuant to Articles 4.03A(1).

(b)	The Bank may also, by notice in writing to the Borrower, cancel the portion of the Credit in respect of which it has issued a Disbursement Offer but has not received a Disbursement Acceptance with immediate effect where a Market Disruption Event occurs.

1.06C	Indemnity for cancellation of a Tranche

If pursuant to Article 1.06A, the Borrower cancels a Tranche which is an Accepted Tranche, they shall indemnify the Bank under Article 4.02B.

If the Bank cancels

(i)	an Accepted Tranche upon an lndemnifiable Prepayment Event or pursuant to Article 1.06B, the Borrower shall pay to the Bank the Prepayment Indemnity; or

(ii)	an Accepted Tranche upon an Event of Default, the Borrower shall indemnify the Bank under Article 10.03.

Save in these cases, no indemnity is payable upon cancellation of a Tranche by the Bank.

The indemnity shall be calculated on the basis that the cancelled amount is deemed to have been disbursed and repaid on the Scheduled Disbursement Date or, to the extent that the disbursement of the Tranche is currently deferred or suspended, on the date of the cancellation notice.

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1.07	Cancellation after expiry of the Credit

On the day following the Final Availability Date, and unless otherwise specifically agreed to in writing by the Bank, the part of the Credit in respect of which no Disbursement Acceptance has been made in accordance with Article 1.02C shall be automatically cancelled, without any notice being served by the Bank to the Borrower and without liability arising on the part of any party.

1.08	Sums due under Article 1

Sums due under Articles 1.05 and 1.06 shall be payable in EUR. They shall be payable within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand or within any longer period specified in the Bank’s demand.

ARTICLE 2

The Loan

2.01	Amount of Loan

The Loan shall comprise the aggregate amount of Tranches disbursed by the Bank under the Credit, as confirmed by the Bank pursuant to Article 2.03.

2.02	Currency of repayment, return and other charges

The return under Article 3.01, repayments and other charges payable in respect of each Tranche shall be made by the Borrower in EUR.

Any other payment shall be made in the currency specified by the Bank having regard to the currency of the expenditure to be reimbursed by means of that payment.

ARTICLE 3

Return

3.01	Rate of return

The Bank’s return shall accrue on the Loan in respect of a Tranche for each of its Calculation Periods at the Rate of Return on the basis of Article 5.01.

Any such return accrued to that Loan from time to time during that Calculation Period shall be automatically capitalised and added to the amount of that Loan on the last day of that Calculation Period.

Any such accrued return shall, after being so capitalised, be treated as a part of the principal amount of that Loan and shall bear a return in accordance with this Article 3 which shall be payable in accordance with the provisions of this Contract.

All amounts of capitalised return must, except as provided in Article 4.02, 4.03 or Article 10, be repaid in full on the relevant Maturity Date.

If all or part of that Loan is prepaid prior to the end of a Calculation Period, any accrued and unpaid return on such portion of that Loan that is prepaid that has not been so capitalised will be payable in cash on the date of such prepayment.

3.02	Interest on overdue sums

Without prejudice to Article 10 and by way of exception to Article 3.01, if the Borrower fails to pay any amount payable by them under the Contract on its due date, interest shall accrue on any overdue amount payable under the terms of this Contract from the due date to the date of actual

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payment at an annual rate equal to the Relevant Interbank Rate plus 2% (200 basis points) and shall be payable in accordance with the demand of the Bank.

ARTICLE 4

Repayment

4.01	Normal repayment

4.01A	Single instalment

The Borrower shall repay each Tranche in a single instalment on the Maturity Date specified in the Disbursement Offer, being a date falling not less than 3 (three) years or more than 5 (five) years from the Scheduled Disbursement Date.

4.02	Voluntary prepayment

4.02A	Prepayment option

Subject to Articles 4.02B, 4.02C and 4.04, the Borrower may prepay all or any part of any Tranche provided such prepayment amount is in a minimum principal amount of EUR 5,000,000 (not including capitalised return under Article 3.01), together with accrued return under Article 3.01 and indemnities if any, upon giving a Prepayment Request with at least 1 (one) month’s prior notice specifying (i) the Prepayment Amount, (ii) the Prepayment Date, (iii) if applicable, the choice of application method of the Prepayment amount in line with Article 5.05C(i) and (iv) the contract number (“FI nr”) mentioned on the cover page of this Contract.

Subject to Article 4.02C the Prepayment Request shall be binding and irrevocable.

4.02B	Prepayment indemnity

4.02B	PREPAYMENT INDEMNITY

If the Borrower prepays a Tranche under Article 4.02A or Article 4.03 (in the case of an lndemnifiable Prepayment Event), the Borrower shall pay to the Bank on the Prepayment Date the Prepayment Indemnity in respect of the Tranche which is being prepaid.

4.02C	Prepayment mechanics

Upon presentation by the Borrower to the Bank of a Prepayment Request, the Bank shall issue a Prepayment Notice to the Borrower, not later than 15 (fifteen) days prior to the Prepayment Date. The Prepayment Notice shall specify the Prepayment Amount, the accrued return under Article 3.01 due thereon, the Prepayment Indemnity payable under Article 4.02B or, as the case may be, that no indemnity is due, the method of application of the Prepayment Amount and the Acceptance Deadline.

If the Borrower accepts the Prepayment Notice no later than by the Acceptance Deadline, they shall effect the prepayment. In any other case, the Borrower may not effect the prepayment.

The Borrower shall accompany the prepayment by the payment of accrued return under Article 3.01 and indemnity, if any, due on the Prepayment Amount, as specified in the Prepayment Notice.

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4.03	Compulsory prepayment

4.03A	Prepayment Events

4.03A(1) PROJECT COST REDUCTION

If the total cost of the Project falls below the figure stated in Recital (2) so that the amount of the Credit (excluding any amount of the Credit represented by return under Article 3.01 which has been capitalised in accordance with Article 3.01) exceeds 50% (fifty per cent) of such total cost:

(i)	the Borrower shall promptly inform the Bank and provide the required information to the Bank to justify the deviation from the total costs of the Project as specified in Recital (2) together with a proposal for alternative investment costs to be included in the Project definition; and
(ii)	the Borrower and the Bank shall consult with each other for 15 (fifteen) Business Days with a view to agreeing on a redefinition and/or substitution of the investment costs to be included in the Project definition or to agreeing on an alternative manner in which the breach of this Article should be rectified.

If no agreement is reached as per (i) and (ii) above, the Bank may forthwith, by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan up to the amount by which the Credit (excluding any amount of the Credit represented by return under Article 3.01 which has been capitalised in accordance with Article 3.01) exceeds 50% (fifty per cent) of the total cost of the Project. The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.

4.03A(2) CHANGE OF CONTROL

The Borrower shall (so long as such information is publicly available or the Borrower can disclose it without breaching any applicable law or mandatory regulations) promptly inform the Bank if it becomes aware that a Change-of-Control Event has occurred or is likely to occur in respect of itself or the Guarantor. At any time after the occurrence of a Change-of-Control Event, the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and demand prepayment of the Loan, together with accrued return under Article 3.01 and all other amounts accrued or outstanding under this Contract.

In addition, if the Borrower has informed the Bank that a Change-of-Control Event is about to occur, or if the Bank has reasonable cause to believe that a Change-of-Control Event is about to occur, the Bank may request that the Borrower consult with it. Such consultation shall take place within 30 (thirty) days from the date of the Bank’s request. After the earlier of (a) the lapse of 30 (thirty) days from the date of such request for consultation, or (b) at any time thereafter, upon the occurrence of the anticipated Change-of-Control Event the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and demand prepayment of the Loan, together with accrued return under Article 3.01 and all other amounts accrued or outstanding under this Contract.

The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.

For the purposes of this Article:

(a)	a “Change-of-Control Event” occurs if:

(i)	any person or group of persons acting in concert gains control of the Guarantor; or

(ii)	the Guarantor ceases to control the Borrower or be the beneficial owner directly or indirectly through wholly owned subsidiaries of more than 50% (fifty per cent) of the issued share capital of the Borrower;

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(b)	“acting in concert” means acting together pursuant to an agreement or understanding (whether formal or informal); and

(c)	“control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

4.03A(3) PARI PASSU TO NON-EIB FINANCING

If the Borrower (or any other member of the Group) or the Guarantor voluntarily prepays (for the avoidance of doubt, prepayment shall include a repurchase, redemption or cancellation where applicable) a part or the whole of any Non-EIB Financing and such prepayment is not made within a revolving credit facility (save for the cancellation of the revolving credit facility), the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and demand prepayment of the Loan. The proportion of the Loan that the Bank may require to be prepaid shall be the same as the proportion that the prepaid amount of the Non-EIB Financing bears to the aggregate outstanding amount of all Non-EIB Financing.

The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.

For the purposes of this Article, “Non-EIB Financing” includes any loan (save for the Loan and any other direct loans from the Bank to the Borrower (or any other member of the Group) or the Guarantor), credit bond or other form of financial indebtedness or any obligation for the payment or repayment of money originally granted to the Borrower (or any other member of the Group) or the Guarantor) for a term of more than 3 (three) years.

4.03A(4) CHANGE OF LAW

The Borrower shall promptly inform the Bank if a Change-of-Law Event has occurred or is likely to occur. In such case, or if the Bank has reasonable cause to believe that a Change-of-Law Event has occurred or is about to occur, the Bank may request that the Borrower consult with it. Such consultation shall take place within 30 (thirty) days from the date of the Bank’s request. If, after the lapse of 30 (thirty) days from the date of such request for consultation the Bank is of the reasonable opinion that the effects of the Change-of-Law Event cannot be mitigated to its reasonable satisfaction, the Bank may by notice to the Borrower, cancel the undisbursed portion of the Credit and demand prepayment of the Loan, together with accrued return under Article 3.01 and all other amounts accrued or outstanding under this Contract.

The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.

For the purposes of this Article “Change-of-Law Event” means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs after the date of this Contract and which, in the opinion of the Bank, would materially impair the Borrower’s or Guarantor’s ability to perform their obligations under this Contract or any guarantee or security provided in respect of this Contract.

4.03A(5) ILLEGALITY

If it becomes unlawful in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated in this Contract or to fund or maintain the Loan, the Bank shall promptly notify the Borrower and may immediately (i) suspend or cancel the undisbursed portion of the Credit and/or (ii) demand prepayment of the Loan, together with accrued return under Article 3.01 and all other

21

amounts accrued or outstanding under this Contract on the date indicated by the Bank in its notice to the Borrower.

4.03B	Prepayment mechanics

Any sum demanded by the Bank pursuant to Article 4.03A, together with any return under Article 3.01 or other amounts accrued or outstanding under this Contract including, without limitation, any indemnity due under Article 4.03C, shall be paid on the date indicated by the Bank in its notice of demand.

4.03C	Prepayment indemnity

In the case of an lndemnifiable Prepayment Event, the indemnity, if any, shall be determined in accordance with Article 4.02B.

4.04	General

A repaid or prepaid amount may not be reborrowed. This Article 4 shall not prejudice Article 10.

ARTICLE 5

Payments

5.01	Day count convention

Any amount due by way of return under Article 3.01, interest, indemnity or fee from the Borrower under this Contract, and calculated in respect of a fraction of a year, shall be determined on the following respective conventions:

(a)	in respect of the rate of return under this Contract, interest and indemnities due, a year of 360 (three hundred and sixty) days and a month of 30 (thirty) days; and

(b)	in respect of any fees, a year of 360 (three hundred and sixty) days and the number of days elapsed.

5.02	Time and place of payment

Unless otherwise specified in this Contract or in the Bank’s demand, all sums other than sums of return under Article 3.01, indemnity and principal are payable within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand.

Each sum payable by the Borrower under this Contract shall be paid to the relevant account notified by the Bank to the Borrower. The Bank shall notify the account not less than 15 (fifteen) days before the due date for the first payment by the Borrower and shall notify any change of account not less than 15 (fifteen) days before the date of the first payment to which the change applies. This period of notice does not apply in the case of payment under Article 10.

The Borrower shall indicate in each payment made hereunder the contract number (“FI nr”) found on the cover page of this Contract.

A sum due from the Borrower shall be deemed paid when the Bank receives it.

Any disbursements by and payments to the Bank under this Contract shall be made using account(s) acceptable to the Bank. For the avoidance of doubt, any account in the name of a Borrower held with a duly authorised financial institution in the jurisdiction where the Borrower is incorporated or where the Project is undertaken is deemed acceptable to the Bank.

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5.03	No set-off by the Borrower

All payments to be made by the Borrower under this Contract shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

5.04	Disruption to Payment Systems

If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by a Borrower that a Disruption Event has occurred:

(a)	the Bank may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Contract as the Bank may deem necessary in the circumstances;

(b)	the Bank shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and

(c)	the Bank shall not be liable for any damages, costs or losses whatsoever arising as a result of a Disruption Event or for taking or not taking any action pursuant to or in connection with this Article 5.04.

5.05	Application of sums received

(a)	General

Sums received from the Borrower shall only discharge their payment obligations if received in accordance with the terms of this Contract.

(b)	Partial payments

If the Bank receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Contract, the Bank shall apply that payment in or towards payment of:

(i)	first, any unpaid fees, costs, indemnities and expenses due under this Contract;

(ii)	secondly, any accrued return under Article 3.01 due but unpaid under this Contract;

(iii)	thirdly, any principal due but unpaid under this Contract; and

(iv)	fourthly, any other sum due but unpaid under this Contract.

(c)	Allocation of sums related to Tranches

(i)	In case of:

-	a partial voluntary prepayment of a Tranche that is subject to a repayment in several instalments, the Prepayment Amount shall be applied pro rata to each outstanding instalment, or, at the request of the Borrower, in inverse order of maturity,

-	a partial compulsory prepayment of a Tranche that is subject to a repayment in several instalments, the Prepayment Amount shall be applied in reduction of the outstanding instalments in inverse order of maturity.

(ii)	Sums received by the Bank following a demand under Article 10.01 and applied to a Tranche, shall reduce the outstanding instalments in inverse order of maturity. The Bank may apply sums received between Tranches at its discretion.

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(iii)	In case of receipt of sums which cannot be identified as applicable to a specific Tranche, and on which there is no agreement between the Bank and the Borrower on their application, the Bank may apply these between Tranches at its discretion.

ARTICLE 6

Borrower undertakings and representations

The undertakings in this Article 6 remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is in force.

A. Project undertakings

6.01	Use of Loan and availability of other funds

The Borrower shall use all amounts borrowed by it under the Loan for the execution of the Project.

The Borrower shall ensure that it has available to it the other funds listed in Recital (2) and that such funds are expended, to the extent required, on the financing of the Project.

6.02	Completion of Project

The Borrower shall or shall procure that the Project is carried out in accordance with the Technical Description as may be modified from time to time with the approval of the Bank, and complete it by the final date specified therein.

6.03	Increased cost of Project

If the total cost of the Project exceeds the estimated figure set out in Recital (2), the Borrower shall obtain the finance to fund the excess cost without recourse to the Bank, so as to enable the Project to be completed in accordance with the Technical Description. The plans for funding the excess cost shall be communicated to the Bank without delay.

6.04	Procurement procedure

The Borrower shall purchase equipment, secure services and order works for the Project (a) in so far as they apply to it or to the Project, in accordance with European Union law in general and in particular with the relevant European Union Directives and (b) in so far as European Union Directives do not apply, by procurement procedures which, to the satisfaction of the Bank, respect the criteria of economy and efficiency and, in case of public contracts, the principles of transparency, equal treatment and non-discrimination on the basis of nationality.

6.05	Continuing Project undertakings

The Borrower shall:

(a)	Maintenance: maintain, repair, overhaul and renew all project assets as required to keep such assets in good working order;

(b)	Project assets: unless it is expressly permitted under this Contract or the Bank shall have given its prior consent in writing retain title to and possession of all or substantially all the project assets or, as appropriate, replace and renew such assets and maintain the Project in substantially continuous operation in accordance with its original purpose; provided that the Bank may withhold its consent only where the proposed action would prejudice the Bank’s interests as lender to the Borrower or would render the Project ineligible for financing by the Bank under its statute or under Article 309 of the Treaty on the Functioning of the European Union;

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(c)	Insurance: insure all works and property forming part of the Project with reputable insurance companies in accordance with relevant industry practice;

(d)	Rights and Permits: maintain in force all rights of way or use and all Authorisations reasonably necessary for the execution and operation of the Project; and

(e)	Environment:

(i)	implement and operate the Project in compliance with Environmental Law;

(ii)	obtain and maintain requisite Environmental Approvals for the Project; and

(iii)	comply with any such Environmental Approvals;

On becoming aware of any breach of this Article 6.05(e):

(A)	the Borrower shall promptly notify the Bank;

(B)	the Borrower and the Bank will consult for 15 Business Days from the date of notification (the consultation period) with a view to agreeing the manner in which the breach should be rectified; and

(C)	the Borrower will use its best endeavours to comply with the provisions set out in paragraphs (i) to (iii) (inclusive) above and shall in any event remedy the breach within 30 Business Days of the end of the consultation period.

(D)	Integrity: take, within a reasonable timeframe, appropriate measures in respect of any member of its management bodies who has been convicted by a final and irrevocable court ruling of a Criminal Offence perpetrated in the course of the exercise of his/her professional duties, in order to ensure that such member is excluded from any Borrower’s activity in relation to the Loan or the Project;

(E)	Integrity Audit Rights: ensure that all contracts under the Project to be procured after the date of signature of this Contract in accordance with European Union Directives on procurement provide for:

(i)	the requirement that the relevant contractor promptly informs the Bank of a genuine allegation, complaint or information with regard to Criminal Offences related to the Project;

(ii)	the requirement that the relevant contractor keeps books and records of all financial transactions and expenditures in connection with the Project; and

(iii)	the Bank’s right, in relation to an alleged Criminal Offence, to review the books and records of the relevant contractor in relation to the Project and to take copies of documents to the extent permitted by law.

B. General undertakings

6.06	Disposal of assets

(a)	Except as provided below, the Borrower shall not, and shall procure that no other member of the Group will, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of all or any part of its business, undertaking or assets, including any Intellectual Property Rights unless:

(i)	with the prior written consent of the Bank; or

(ii)	such disposal is a Permitted Disposal.

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For the purposes of this Article, “dispose” and “disposal” includes any act effecting sale, transfer, lease or other disposal.

6.07	Compliance with laws; Hedging

6.07A	Compliance with laws

The Borrower and the Guarantor shall comply in all material respects with all laws and regulations to which it or the Project is subject.

6.07B	Hedging

The Borrower shall not, and shall procure that each other member of the Group shall not, enter into any derivative transaction other than in accordance with the Hedging Policy.

6.08	Change in business

The Borrower shall procure that no substantial change is made to the general nature business of the Borrower or the Group and the Guarantor as a whole from that carried on at the date of this Contract.

6.09	Merger

The Borrower shall not, and shall ensure that no other member of the Group shall, enter into any amalgamation, demerger, merger or corporate reconstruction unless:

(a)	with the prior written consent of the Bank; or

(b)	such amalgamation, demerger, merger or corporate reconstruction is a Permitted Merger.

6.10

6.10A(1) Minimal worth of Borrower

The Borrower shall ensure that at all times:

(a)	gross revenues of the Borrower represent not less than 85% of the consolidated gross revenues of the Group taken as a whole;

(b)	Total Assets of the Borrower and the Guarantor represent not less than 85% of the consolidated total assets of the Group taken as a whole; and

(c)	EBITDA of the Borrower represents not less than 85% of the consolidated EBITDA of the Group,

each as calculated based on the then latest consolidated audited accounts of the Group.

6.10A(2) Expenditure covenant

For the period from 1 January 2016 until 31 December 2020, the Borrower shall ensure that the total expenditure of the Group in respect of clinical trials, internal research and development and CAPEX from 1 January 2015 to the relevant test date shall be no less than 75% of the figure for such expenditure set out in the Business Plan for such period.

6.10B	Financial Testing

(a)	The covenant set out in Article 6.10A(1) shall be tested semi-annually on a 12-month rolling consolidated basis with respect to the end of each Financial Year and the end of the second Financial Quarter in each Financial Year.

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(b)	The covenant set out in Article 6.10(A)(2) shall be tested semi-annually on a consolidated basis for the relevant period specified in that Article ending on 31 December and 30 June in each year.

6.10C	Ownership

The Borrower shall immediately notify the Bank in the event of a new entity becoming a majority owned subsidiary (meaning ownership of 50.1% (fifty point one per cent) or more) through any means, including but not limited to acquisition, creation and spin-off.

6.11	Books and records

The Borrower shall ensure that it has kept and will continue to keep proper books and records of account, in which full and correct entries shall be made of all financial transactions and the assets and business of that Borrower, including expenditures in connection with the Project, in accordance with GAAP as in effect from time to time.

6.12	Not used

6.13	Acquisitions

The Borrower shall not, and shall ensure that no other member of the Group shall invest in or acquire any entity or a business going concern or an undertaking (whether whole or substantially the whole of the assets or business), or any division or operating unit thereof, or any shares or securities of any entity or a business or undertaking (or in each case, any interest in any of them)(or agree to any of the foregoing), unless:

(a)	with the prior written consent of the Bank; or

(b)	such acquisition is a Permitted Acquisition.

6.14	Indebtedness

The Borrower shall not, and shall ensure that no other member of the Group shall incur any Indebtedness, unless:

(a)	with the prior written consent of the Bank; or

(b)	such Indebtedness is Permitted Indebtedness.

6.15	Guarantees

The Borrower shall not, and shall procure that no other member of the Group will issue or allow to remain outstanding any guarantees in respect of any liability or obligation of any person unless:

(a)	with the prior written consent of the Bank; or

(b)	such guarantees are Permitted Guarantees.

6.16	Permitted Payments

The Borrower shall not, and shall procure that no other member of the Group shall, declare or distribute dividends, or make any payment in respect of any intercompany loan, or return or purchase shares unless:

(a)	with the prior written consent of the Bank;

(b)	such payments are Permitted Payments; or

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(c)	the solvent liquidation or reorganisation of any member of the Group which is not a Borrower or the Guarantor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group.

6.17	Intellectual Property Rights

The Borrower shall, and shall procure that each other member of the Group shall, (i) safeguard and maintain its rights with respect to the Intellectual Property Rights required for the implementation of the Project in accordance with this Contract, including complying with all material contractual provisions and that the implementation of the Project in accordance with this Contract will not result in the infringement of the rights of any person with regard to the Intellectual Property Rights and (ii) ensure that any Intellectual Property Rights required for the implementation of the Project will be owned by or licensed to the Borrower, and where such Intellectual Property Rights which are owned by a member of the Group are capable of registration and it is commercially reasonable to do so, are registered in the name of the Borrower or the Guarantor.

6.18	Maintenance of Status

The Borrower shall, and shall procure that each other member of the Group shall, remain duly incorporated and validly existing as a corporate entity with limited liability under the jurisdiction in which it is incorporated and, other than in respect of the Guarantor’s tax domiciliation in Ireland and the business carried out and assets owned by the Borrower in Germany, that it will have no centre of main interests, permanent establishment or place of business outside the jurisdiction in which it is incorporated, and that it will continue to have the power to carry on its business as it is now being conducted and continue to own its property and other assets.

6.19	Illicit origin

The Borrower shall, and shall procure that each other member of the Group shall, promptly inform the Bank if at any time it becomes aware of any funds that are invested in the Project by the Borrower or by any other member of the Group that are of illicit origin, including products of money laundering or linked to the financing of terrorism.

6.20	General Representations and Warranties

The Borrower (or, where the Guarantor is specifically referred to below, the Guarantor) represents and warrants to the Bank that:

(a)	the Borrower is duly incorporated and validly existing as a company with limited liability under the laws of Ireland, and the Guarantor is duly incorporated and validly existing as a company with limited liability under the laws of Germany, and it has power to carry on its business as it is now being conducted and to own its property and other assets;

(b)	it has the power to execute, deliver and perform its obligations under the Finance Documents and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same by it;

(c)	subject to the Legal Reservations, each Finance Document to which the Borrower and the Guarantor is a party constitutes the legally valid, binding and enforceable obligations of the Borrower or the Guarantor (as applicable);

(d)	the execution and delivery of, the performance of the Borrower’s and the Guarantor’s obligations under and compliance with the provisions of the Finance Documents to which each of them is a party do not and will not:

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(i)	contravene or conflict with any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject in its jurisdiction of incorporation or in any jurisdiction in which it has its centre of main interests or owns any assets;

(ii)	contravene or conflict with any agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under such Finance Documents;

(iii)	contravene or conflict with any provision of its constitutional documents;

(e)	the latest available consolidated audited accounts of the Guarantor and the latest available unaudited accounts of the Borrower have been prepared on a basis consistent with previous years and have been approved by its auditors as representing a true and fair view of the results of its operations for that year and accurately disclose or reserve against all the liabilities (actual or contingent) of the Guarantor;

(f)	there has been no Material Adverse Change since the date of the latest audited accounts of the Guarantor;

(g)	no event or circumstance which constitutes an Event of Default has occurred and is continuing unremedied or unwaived;

(h)	no litigation, arbitration, administrative proceedings or investigation is current or to its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against it or any of its subsidiaries any unsatisfied judgement or award;

(i)	each of the Borrower and the Guarantor has obtained all necessary Authorisations in connection with the Finance Documents to which it is a party and in order to lawfully comply with its obligations hereunder, and the Project and all such Authorisations are in full force and effect and admissible in evidence;

(j)	the Borrower and the Guarantor (as applicable) is the sole legal and beneficial owner and has good title to the assets which it charges or purports to charge pursuant to the Security Documents;

(k)	the payment obligations of each of the Borrower and the Guarantor under the Finance Documents rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally;

(l)	it is in compliance with Article 6.05(e) and to the best of its knowledge and belief (having made due and careful enquiry) no material Environmental Claim has been commenced or is threatened against it not previously disclosed to the Bank; and

(m)	no financial covenants have been concluded with any other creditor of the Borrower;

(n)	the Group structure chart is true, complete and accurate in all material respects and represents the complete corporate structure of the Group as at the date of this Contract;

(o)	it is not required to make any deduction for or on account of any Tax from any payment it may make under this Contract;

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(p)	to the best of its knowledge, no funds invested in the Project by the Borrower or by another member of the Group are of illicit origin, including products of money laundering or linked to the financing of terrorism;

(q)	all Tax returns required to have been filed by it or on its behalf under any applicable law have been filed when due and contain the information required by applicable law to be contained in them;

(r)	each of the Borrower and the Guarantor has paid when due all Taxes payable by it under applicable law except to the extent that it is contesting payment in good faith and by appropriate means;

(s)	with respect to Taxes which have not fallen due or which it is contesting, each of the Borrower and the Guarantor is maintaining reserves adequate for their payment and in accordance, where applicable, with GAAP;

(t)	[not used];

(u)	under the laws of England and Wales it is not necessary that any Finance Document be filed, recorded or enrolled with any court or other authority in Ireland or that any stamp, registration or similar tax be paid on or in relation to any Finance Document, or the transactions contemplated by any Finance Document;

(v)	any factual information (including the Business Plan) provided by the Borrower or any member of the Group for the purposes of entering into this Contract and any related documentation was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated; any financial projections contained in the Business Plan have been prepared on the basis of recent historical information and on the basis of reasonable assumptions; nothing has occurred or been omitted from the Business Plan and no information has been given or withheld that results in the information contained in the Business Plan being untrue or misleading in any material respect;

(w)	the Borrower and each other member of the Group has no Indebtedness outstanding other than the Permitted Indebtedness;

(x)	neither it nor the Guarantor, nor any of their respective assets, is entitled to immunity from suit, execution, attachment or other legal process;

(y)	it has done, or will have done by the appropriate time for the Project to be implemented in accordance with this Contract, all that is required or desirable to obtain, safeguard and maintain its rights with respect to the Intellectual Property Rights required for the implementation of the Project in accordance with this Contract including complying with all contractual provisions;

(z)	to the best of its knowledge and belief, having made reasonable enquiry the implementation of the Project in accordance with this Contract, will not result in the infringement of the rights of any person with regard to the Intellectual Property Rights;

(aa)	the pension schemes for the time being operated by the Borrower and the Guarantor (if any) are funded in accordance with their rules and to the extent required by law or otherwise comply with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained;

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(bb)	each of the Borrower and the Guarantor is in compliance with all applicable European Union legislation and the legislation of its jurisdiction of incorporation, including any applicable anti-corruption legislation;

(cc)	other than as set out in the Group structure chart, the Borrower and the Guarantor own no other equity and/or shares in any other business entity;

(dd)	it has read and understood this Contract and determined that it is in its best commercial interest and consistent with its purpose of operations to enter into this Contract;

(ee)	no member of the Group is dormant;

(ff)	it is in compliance with Article 6.10A and Article 6.10B; and

(gg)	to the best of its knowledge and belief (having made reasonable enquiry) as on the date of this Contract, (i) information provided by the Borrower under the lnnovFin Application Form is complete, accurate and true in all respects; and (ii) the Borrower (and the Group as a whole where relevant) comply with all eligibility and exclusion criteria set out in the Horizon 2020 Framework EU Programme as to be the beneficiary of the Credit, as listed in the lnnovFin Application Form.

The representations and warranties set out above shall survive the execution of this Contract and are, with the exception of the representations set out in paragraph (n), (o), (u), (v) and (gg) above, deemed repeated on each Disbursement Acceptance, Disbursement Date and on each Calculation Date by reference to the facts and circumstances then existing.

ARTICLE 7

Security

The undertakings in this Article 7 remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is in force.

7.01	Guarantee

The obligations of the Bank under this Contract are conditional upon the prior execution and delivery to the Bank of the Guarantee in form and substance satisfactory to it. The Borrower hereby acknowledges and consents to the terms of the Guarantee.

7.02	Negative pledge

(a)	The Borrower shall not (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

For the purposes of this Article 7.02, the term Security shall also include any arrangement or transaction on assets or receivables or money (such as the sale, transfer or other disposal of assets on terms whereby they are or may be leased to or re-acquired by a Borrower or any other member of the Group, the sale, transfer or otherwise dispose of any receivables on recourse terms or any arrangement under which money or the benefit of a bank account or other account may be applied or set-off or any preferential arrangement having a similar effect) in circumstances where the arrangement or transaction is entered into primarily as a method of raising credit or of financing the acquisition of an asset.

(b)	Paragraph (a) above does not apply to any Security, listed below:

(i)	NOT USED

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(ii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(A)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security under a credit support arrangement in relation to a hedging transaction;

(iv)	any lien arising by operation of law and in the ordinary course of trading;

(v)	any Security over or affecting any asset acquired by a member of the Group after the date of this Contract if:

(A)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(C)	the Security is removed or discharged within 3 months of the date of acquisition of such asset;

(vi)	any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Contract, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security is removed or discharged within 3 months of that company becoming a member of the Group;

(vii)	any Security entered into pursuant to this Contract or the Security Documents;

(viii)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(ix)	any Security arising as a consequence of any finance or capital lease permitted pursuant to paragraph (c) of the definition of Permitted Indebtedness; and

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(x)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (i) to (ix) above) does not exceed EUR 200,000 (or its equivalent in another currency or currencies).

7.03	Pari passu ranking

The Borrower shall ensure that its payment obligations under this Contract rank, and will rank, not less than pari passu in right of payment with all other present and future secured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

7.04	Clauses by inclusion

If a Borrower or any other member of the Group concludes with any other financial creditor a financing agreement that includes a loss-of-rating clause or a covenant or other provision regarding its financial ratios, if applicable, that is not provided for in this Contract or is more favourable to the relevant financial creditor than any equivalent provision of this Contract is to the Bank, that Borrower shall promptly inform the Bank and shall provide a copy of the more favourable provision to the Bank. The Bank may request that the Borrower promptly executes an agreement to amend this Contract so as to provide for an equivalent provision in favour of the Bank.

ARTICLE 8

Information and Visits

8.01	Information concerning the Project

The Borrower shall:

(a)	deliver to the Bank:

(i)	the information in content and in form, and at the times, specified in Schedule A.2 or otherwise as agreed from time to time by the parties to this Contract; and

(ii)	any such information or further document concerning the financing, procurement, implementation, operation and environmental matters of or for the Project as the Bank may reasonably require within a reasonable time;

provided always that if such information or document is not delivered to the Bank on time, and the Borrower does not rectify the omission within a reasonable time set by the Bank in writing, the Bank may remedy the deficiency, to the extent feasible, by employing its own staff or a consultant or any other third party, at the Borrower’s expense and the Borrower shall provide such persons with all assistance necessary for the purpose;

(b)	submit for the approval of the Bank without delay any material change to the Project, also taking into account the disclosures made to the Bank in connection with the Project prior to the signing of this Contract, in respect of, inter alia, the price, design, plans, timetable or to the expenditure programme or financing plan for the Project;

(c)	promptly inform the Bank of:

(i)	any action or protest initiated or any objection raised by any third party or any genuine complaint received by the Borrower or any material Environmental Claim that is to its knowledge commenced, pending or threatened against it with regard to environmental or other matters affecting the Project; and

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(ii)	any fact or event known to the Borrower, which may substantially prejudice or affect the conditions of execution or operation of the Project;

(iii)	a genuine allegation, complaint or information with regard to Criminal Offences related to the Project;

(iv)	any non-compliance by it with any applicable Environmental Law; and

(v)	any suspension, revocation or modification of any Environmental Approval,

and set out the action to be taken with respect to such matters;

8.02	Information concerning the Borrower

The Borrower shall:

(a)	deliver to the Bank:

(i)	as soon as they become available but in any event within 180 days after the end of each of its financial years the Guarantor’s audited consolidated annual report, balance sheet, profit and loss account and auditors report for that financial year, and the Borrower’s unaudited annual report, balance sheet, profit and loss account, together with a Compliance Certificate as set out in Schedule E.2 signed by two directors confirming compliance by the Borrower with the covenants pursuant to Article 6.10A and with evidence of such compliance and related calculations; and

(ii)	as soon as they become publicly available but in any event within 90 days after the end of each of the relevant accounting periods the Guarantor’s and the Borrower’s interim consolidated and unconsolidated semi-annual report, balance sheet and profit and loss account for the first half-year of each of its financial years together with a Compliance Certificate as set out in Schedule E.2 signed by two directors confirming compliance by the Borrower with the covenants pursuant to Article 6.10A and with evidence of such compliance and related calculations;

(iii)	as soon as they become publicly available but in any event within 45 days after the end of each of the relevant accounting periods the Guarantor’s and the Borrower’s interim consolidated and unconsolidated quarterly reports, balance sheet and profit and loss account for the first and the third quarter of each of its financial years;

(iv)	as soon as they are delivered to the Board of Directors, the monthly management accounts as delivered to the Board of Directors on a monthly basis;

(v)	as soon as they are delivered to the Board of Directors, the annual budgets delivered to the Board of Directors on an annual basis; and

(vi)	from time to time, such further information on its general financial situation as the Bank may reasonably require or such certificates of compliance with the undertakings of Article 6 as the Bank may deem necessary;

and

(b)	inform the Bank immediately of:

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(i)	any material alteration to the constitutional documents (as applicable) or shareholding structure of the Borrower or the Guarantor and of any change of ownership of 5% or more of the Borrower shares after the date of this Contract;

(ii)	any fact which obliges it to prepay any financial indebtedness or any European Union funding;

(iii)	any event or decision that constitutes or may result in a Prepayment Event;

(iv)	any intention on its part to grant any security over any of its assets in favour of a third party;

(v)	any intention on its part to relinquish ownership of any material component of the Project;

(vi)	any fact or event that is reasonably likely to prevent the substantial fulfilment of any obligation of the Borrower under this Contract;

(vii)	any event listed in Article 10.01 having occurred or being threatened or anticipated;

(viii)	any investigations concerning the integrity of the members of the Borrower’s Board of Directors or managers; or

(ix)	to the extent permitted by law, any material litigation, arbitration, administrative proceedings or investigation carried out by a court, administration or similar public authority, which, to the best of its knowledge and belief, is current, imminent or pending against the Borrower or its controlling entities or members of the Borrower’s management bodies in connection with Criminal Offences related to the Loan or the Project; and

(x)	any litigation, arbitration or administrative proceedings or investigation which is current, threatened or pending and which might if adversely determined result in a Material Adverse Change.

8.03	Visits by the Bank

The Borrower shall allow persons designated by the Bank, as well as persons designated by other institutions or bodies of the European Union in each case when so required by the relevant mandatory provisions of European Union law upon reasonable notice:

(a)	to visit the sites, installations and works comprising the Project;

(b)	to interview representatives of the Borrower, and not obstruct contacts with any other person involved in or affected by the Project; and

(c)	to review the Borrower’s books and records in relation to the execution of the Project and to be able to take copies of related documents to the extent permitted by the law.

The Borrower shall provide the Bank, or ensure that the Bank is provided, with all necessary assistance for the purposes described in this Article.

The Borrower acknowledges that the Bank may be obliged to communicate information relating to that Borrower and the Project to any competent institution or body of the European Union in accordance with the relevant mandatory provisions of European Union law.

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ARTICLE 9

Charges and expenses

9.01	Taxes, duties and fees

The Borrower shall pay all Taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of this Contract or any related document and in the creation, perfection, registration or enforcement of any security for the Loan to the extent applicable.

The Borrower shall pay all principal, return under Article 3.01, interest, indemnities and other amounts due under this Contract gross without deduction of any national or local impositions whatsoever; provided that, if the Borrower is obliged to make any such deduction, the Borrower will gross up the payment to the Bank so that after deduction, the net amount received by the Bank is equivalent to the sum due.

9.02	Other charges

The Borrower shall bear all charges and expenses, including professional, banking or exchange charges incurred in connection with the preparation, execution, implementation, enforcement and termination of a Finance Document or any related document, any amendment, supplement or waiver in respect a Finance Document or any related document, and in the amendment, creation, management, enforcement and realisation of the Guarantee, any Security Document and/or any security for the Loan.

The Bank shall provide documentary support for any such charges or expenses 14 (fourteen) days before its demand for payment falls due.

9.03	Increased costs, indemnity and set-off

(a)	The Borrower shall pay to the Bank any sums or expenses incurred or suffered by the Bank as a consequence of the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or compliance with any law or regulation made after the date of signature of this Contract, in accordance with or as a result of which (i) the Bank is obliged to incur additional costs in order to fund or perform its obligations under this Contract, or (ii) any amount owed to the Bank under this Contract or the financial income resulting from the granting of the Credit or the Loan by the Bank to the Borrower is reduced or eliminated.

(b)	Without prejudice to any other rights of the Bank under this Contract or under any applicable law, the Borrower shall indemnify and hold the Bank harmless from and against any loss incurred as a result of any payment or partial discharge that takes place in a manner other than as expressly set out in this Contract.

(c)	The Bank may set off any matured obligation due from a Borrower under this Contract (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to a Borrower regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off in an amount estimated by it in good faith to be the amount of that obligation.

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ARTICLE 10

Events of Default

10.01	Right to demand repayment

The Borrower shall repay all or part of the Loan (as requested by the Bank) forthwith, together with accrued return under Article 3.01 and all other accrued or outstanding amounts under this Contract, upon written demand being made by the Bank if any of the following events occur.

10.01A	Immediate demand

The Bank may make such demand immediately:

(a)	if the Borrower does not pay on the due date any amount payable by it pursuant to this Contract at the place and in the currency in which it is expressed to be payable, unless (i) its failure to pay is caused by an administrative or technical error or a Disruption Event and (ii) payment is made within 3 Business Days of its due date;

(b)	if any information or document given to the Bank by or on behalf of the Borrower or the Guarantor or any representation, warranty or statement made or deemed to be made by the Borrower in or pursuant to this Contract is or proves to have been incorrect, incomplete or misleading in any material respect;

(c)	if, following any default of the Borrower or the Guarantor or any other member of the Group in relation to any loan, or any obligation arising out of any financial transaction, other than the Loan,

(i)	the Borrower or the Guarantor or any other member of the Group is required or is capable of being required or will, following expiry of any applicable contractual grace period, be required or be capable of being required to prepay, discharge, close out or terminate ahead of maturity such other loan or obligation; or

(ii)	any financial commitment for such other loan or obligation is cancelled or suspended;

(d)	if the Borrower or the Guarantor or any member of the Group is unable to pay its debts as they fall due, or suspends its debts, or makes or seeks to make a composition with its creditors including a moratorium, or commences negotiations with one or more of its creditors (or, in the case of the Borrower, is unable or admits inability to pay its debts within the meaning of section 214 of the Irish Companies Act 1963 (as amended by section 123 of the Irish Companies Act 1990) and/or section 2 of the Irish Companies (Amendment) Act 1990) with a view to rescheduling any of its financial indebtedness;

(e)	if any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, dissolution, administration, examinership or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or an order is made or an effective resolution is passed for the winding up of the Borrower or the Guarantor or any member of the Group, or if the Borrower or the Guarantor or any member of the Group takes steps towards a substantial reduction in its capital, is declared insolvent or ceases or resolves to cease to carry on the whole or any substantial part of its business or activities;

(f)	if an encumbrancer takes possession of, or a receiver, liquidator, administrator, administrative receiver, examiner or similar officer is appointed, whether by a court of competent jurisdiction or by any competent administrative authority or by any person, of or over, any part of the business or assets of the Borrower or the Guarantor or any member of the Group or any property forming part of the Project;

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(g)	if the Borrower or Guarantor or any member of the Group defaults in the performance of any obligation in respect of any other loan granted by the Bank or financial instrument entered into with the Bank or from the resources of the bank or the European Union;

(h)	if any distress, execution, sequestration or other process is levied or enforced upon the property of the Borrower or any property forming part of the Project and is not discharged or stayed within 14 (fourteen) days;

(i)	if a Material Adverse Change occurs, as compared with the Borrower’s or the Guarantor’s condition at the date of this Contract; or

(j)	if it is or becomes unlawful for the Borrower or the Guarantor to perform any of its obligations under this Contract, the Guarantee or the Security Documents or this Contract, the Guarantee or the Security Documents are not effective in accordance with its terms or is alleged by the Borrower or the Guarantor to be ineffective in accordance with its terms.

10.01B	Demand after notice to remedy

The Bank may also make such demand:

(a)	if the Borrower or the Guarantor fails to comply with any obligation under this Contract, the Guarantee or the Security Documents not being an obligation mentioned in Article 10.01A (other than Article 10.01A(j)) or Article 6.10A(2); or

(b)	if any fact related to a Borrower or the Project stated in the Recitals materially alters and is not materially restored and if the alteration either prejudices the interests of the Bank as lender to the Borrower or adversely affects the implementation or operation of the Project, unless the non-compliance or circumstance giving rise to the non-compliance is capable of remedy and is remedied within 10 Business Days from a notice served by the Bank on the Borrower or the Guarantor.

10.01C	Demand after notice to remedy (in relation to Article 6.10A(2))

If the Borrower fails to comply with any obligation under Article 6.10A(2), the Borrower and the Bank will consult with each other for a period of 15 Business Days since the Bank served notice of such non-compliance on the Borrower or the Guarantor. The parties will enter in such consultation with a view to agreeing on revised expenditure of the Group in respect of the items referred to in Article 6.10A(2) and a revised Business Plan reflecting such revised expenditure, such that if such expenditure is made on such revised basis before the next date on which the covenant set out in Article 6.10(A)(2) will be tested under Article 6.10B(b), the covenant set out in Article 6.10(A)(2) will be satisfied on that date. If this period has elapsed and no agreement has been reached, the Bank may also make such a demand under Article 10.01 immediately.

10.02	Other rights at law

Article 10.01 shall not restrict any other right of the Bank at law to require prepayment of the Loan.

10.03	Indemnity

10.03A	All Tranches

In case of demand under Article 10.01 in respect of any Tranche, the Borrower shall pay to the Bank the amount demanded together with the Prepayment Indemnity on any amount of principal due to be prepaid. Such Prepayment Indemnity shall accrue from the due date for payment specified in the Bank’s notice of demand and be calculated on the basis that prepayment is effected on the date so specified.

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10.03B	General

Amounts due by the Borrower pursuant to this Article 10.03 shall be payable on the date of prepayment specified in the Bank’s demand.

10.04	Non-Waiver

No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Contract shall be construed as a waiver of such right or remedy. The rights and remedies provided in this Contract are cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE 11

Law and jurisdiction, miscellaneous

11.01	Governing Law

This Contract and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of England and Wales.

11.02	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Contract (including a dispute regarding the existence, validity or termination of this Contract or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Contract.

(b)	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

(c)	This Article 11.02 is for the benefit of the Bank only. As a result and notwithstanding Article 11.02(a), it does not prevent the Bank from taking proceedings relating to a dispute (including a dispute relating to the existence, validity or termination hereof or any non-contractual obligation arising out of or in connection with this Contract) in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

11.03	Agent of Service

Without prejudice to any other mode of service allowed under any relevant law, the Borrower and the Guarantor hereby irrevocably appoints Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London, EC2V 7EX as its agent of service for the purposes of accepting service on its behalf of any writ, notice, order, judgement or other legal process. The Borrower and the Guarantor agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

The Bank hereby appoints The Securities Management Trust Limited of 8 Lothbury, London EC2 7HH to be its agent for the purpose of accepting service of legal process.

11.04	Place of performance

Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Contract, shall be the seat of the Bank.

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11.05	Evidence of sums due

In any legal action arising out of this Contract the certificate of the Bank as to any amount or rate due to the Bank under this Contract shall, in the absence of manifest error, be prima facie evidence of such amount or rate.

11.06	Third party rights

A person who is not a party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Contract.

11.07	Entire Agreement

This Contract constitutes the entire agreement between the Bank and the Borrower in relation to the provision of the Credit hereunder, and supersedes any previous agreement, whether express or implied, on the same matter.

11.08	Invalidity

If at any time any term of this Contract is or becomes illegal, invalid or unenforceable in any respect, or this Contract is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Contract or the effectiveness in any other respect of this Contract in that jurisdiction; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Contract or the effectiveness of this Contract under the laws of such other jurisdictions.

11.09	Amendments

Any amendment to this Contract shall be made in writing and shall be signed by the parties hereto.

11.10	Counterparts

This Contract may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

ARTICLE 12

Final clauses

12.01	Notices to either party

Notices and other communications given under this Contract addressed to either party to this Contract shall be made to the address or facsimile number as set out below, or to such other address or facsimile number as a party previously notifies to the other in writing:

For the Bank	Attention: Hristo Stoykov

100 boulevard Konrad Adenauer
L-2950 Luxembourg

Facsimile no: +352 4379 67397

For the Borrower	Attention: Department/Division

Corporate Controller
Unit 9, Block D

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Monksland Business Park
Monksland
Athlone
Co. Roscommon
Ireland

Facsimile no.: +353 (0) 90 6486835

For Guarantor	Attention: Department/Division

Corporate Controller
Unit 9, Block D
Monksland Business Park
Monksland
Athlone
Co. Roscommon
Ireland

Facsimile no.: +353 (0) 90 6486835

12.02	Form of notice

Any notice or other communication given under this Contract must be in writing.

Notices and other communications, for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or facsimile. Such notices and communications shall be deemed to have been received by the other party on the date of delivery in relation to a hand-delivered or registered letter or on receipt of transmission in relation to a facsimile.

Other notices and communications may be made by hand delivery, registered letter or facsimile or, to the extent agreed by the parties by written agreement, by email or other electronic communication.

Without affecting the validity of any notice delivered by facsimile according to the paragraphs above, a copy of each notice delivered by facsimile shall also be sent by letter to the relevant party on the next following Business Day at the latest.

Notices issued by the Borrower pursuant to any provision of this Contract shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower and the authenticated specimen signature of such person or persons.

12.03	Recitals, Schedules and Annexes

The Recitals and following Schedules form part of this Contract:

Schedule A	Project Specification and Reporting

Schedule B	Definition of EURIBOR

Schedule C	Forms for Borrower

Schedule D	[not used]

Schedule E	Conditions Precedent and Certificates of the Borrower

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Schedule F	[not used]

Schedule G	Business Plan

The following Annexes are attached hereto:

Annex I	Resolution of Board of Directors of the Borrower and authorisation of signatory

Annex II	Certificate of Borrowing Powers

IN WITNESS WHEREOF the parties hereto have caused this Contract to be executed in three originals in the English language

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This 27 March 2015

INNOCOLL PHARMACEUTICALS LIMITED

Signed for and on behalf of

lnnocoll Pharmaceuticals Limited

By:

D Prior
Director / Attorney

INNOCOLL AG

Gordon B. Dunn
Gordon Dunn
acting as Director (Vorstand) authorized to represent singly on behalf of lnnocoll AG

EUROPEAN INVESTMENT BANK

By:	N Jennett
Name: Nicholas Jennett
Title: Director

By:	Stefan Becker
Name: Stefan Becker
Title: Senior Legal Counsel

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